Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of

Apria Healthcare Group Inc., a wholly-owned subsidiary of Sky Acquisition LLC

Lake Forest, California

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-168159 on Form S-4 of our report dated March 2, 2010 (July 16, 2010 as to Note 15 and Note 17), relating to the consolidated financial statements of Apria Healthcare Group Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger of the Company with and into Sky Merger Sub Corporation, a Delaware corporation, a wholly-owned subsidiary of Sky Acquisition LLC, a Delaware limited liability company on October 28, 2008), appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings “Summary Historical Consolidated Financial Data”, “Selected Historical Consolidated Financial Data” and “Experts” in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of the Company listed in Item 21(b). This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 11, 2010